UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21858	77-0056625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Flynn Road, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On November 21, 2005, Interlink Electronics, Inc. (the “Company”) issued a press release announcing that on November 15, 2005, it received the standard notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that due to the Company’s failure to file its Form 10-Q for the quarter ended September 30, 2005, the Company was not in compliance with the requirements of Marketplace Rule 4310(c)(14). Accordingly, the Company’s common stock would be delisted from The Nasdaq Stock Market at the opening of business on November 25, 2005, if it did not request a hearing in accordance with the procedures set forth in the Marketplace Rule 4800 Series. As a result, the character “E” was appended to the Company’s trading symbol, and the trading symbol for its common stock has been changed from LINK to LINKE as of the opening of business on November 17, 2005. A copy of this press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

In accordance with the 4800 series of Marketplace Rules, a hearing with the Nasdaq Listing Qualifications Panel has been scheduled on December 8, 2005, at which the Company intends to show cause why its common stock should not be delisted. Under the Nasdaq Marketplace Rules, the Company’s common stock will remain listed on the Nasdaq National Market pending the outcome of the hearing.

ITEM 8.01	OTHER EVENTS.

The Company previously filed a current report on Form 8-K on November 16, 2005 announcing that the Company issued a press release on November 14, 2005 indicating that the Company would not timely file its quarterly report on Form 10-Q for the period ended September 30, 2005 because the Company’s Audit Committee is examining issues raised by the Company’s previously announced intention to restate its historical financial results. The press release issued by the Company on November 21, 2005 announces that the Company’s Audit Committee has hired the law firm of Dorsey & Whitney LLP to assist it in the examination. Dorsey & Whitney has retained the Advisory Services Group of PriceWaterhouseCoopers LLP to perform certain portions of the examination. A copy of this press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Press Release dated November 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2005.

Interlink Electronics, Inc.

By	/s/ Charles C. Best
Charles C. Best
Chief Financial Officer